Exhibit 9

Opinion and Consent of Counsel

Transamerica Advisors Life Insurance Company of New York

Administrative Office:
4333 Edgewood Road NE
Cedar Rapids, IA 52499

April 15, 2011

Transamerica Advisors Life Insurance Company of New York

440 Mamaroneck Avenue

Harrison, New York 10528

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Advisors Life Insurance Company of New York and ML of New York Variable Annuity Separate Account D to be filed with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1)	Transamerica Advisors Life Insurance Company of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2)	ML of New York Variable Annuity Separate Account D is a duly authorized and existing separate account established pursuant to New York law.

3)	The individual variable annuity contracts have been duly authorized by Transamerica Advisors Life Insurance Company of New York and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Advisors Life Insurance Company of New York.

I hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

Transamerica Advisors Life Insurance Company of New York

/s/ Shane Daly
Shane Daly
Assistant General Counsel

an AEGON company